
                                                      Registration No. 333-35644

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 4
                                       TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                             OPTICON MEDICAL, INC.
                         (f/k/a Immune Response, Inc.)
             (Exact name of Registrant as specified in its charter)
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

              Delaware                                 421450                               31-1752868
    (State or other jurisdiction            (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)          Classification Code Number)                Identification No.)

                           7001 Post Road, Suite 100
                               Dublin, Ohio 43016
                                 (614) 336-2000
              (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                          Glenn D. Brunner, President
                             Opticon Medical, Inc.
                           7001 Post Road, Suite 100
                               Dublin, Ohio 43016
                                 (614) 336-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
                             William J. Kelly, Jr.
                      Porter, Wright, Morris & Arthur LLP
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2136


Approximate date of commencement of proposed sale of the securities to the public: Not applicable

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                        CALCULATION OF REGISTRATION FEE
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

   Title of Each Class of      Proposed Amount to     Maximum Offering      Proposed maximum        Amount of
Securities to be Registered      be Registered        Price Per share        Offering Price     Registration Fee*
  Common stock issued on
  conversion of preferred
         stock (1)                 2,523,766              $1.8125                 n/a                  n/a
  Common stock issued in
  payment of dividends on
    preferred stock (2)             874,343               $1.8125                 n/a                  n/a
  Common stock issuable on
  exercise of warrants (3)             0                  $1.8125                 n/a                  n/a


* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average closing bid and asked price on April 20, 2000. The actual registration fee paid is listed in this column, and does not reflect the reduction in the amount of shares registered effected by this post-effective amendment

(1)  The number of shares issued on conversion of the preferred stock
(2) The number of common shares issued in lieu of payment of cash dividends on the preferred stock.
(3) None of the warrants were exercised, and therefore no shares were issued.

This registration statement was originally filed to cover resales by certain selling shareholders of up to 5,455,385 shares of the common stock, $.0001 par value ("Common Stock"), of Opticon Medical, Inc., a Delaware corporation (the "Company"), issuable on conversion of the Company's outstanding Series A 6% Convertible Preferred Stock (the "Preferred Stock") and in lieu of the payment of cash dividends thereon, as well as Common Stock issuable upon the exercise of warrants issued to the selling shareholders. Following the effectiveness of the registration statement, the holders of the Preferred Stock exercised their conversion rights as to 2,523,766 shares of Common Stock, and 874,343 shares were issued in lieu of the payment of dividends on the Preferred Stock. No warrants were exercised, and therefore no Common Stock was issued in respect of the warrants. The Company believes that all of the shares issued to the selling shareholders have been sold by the selling shareholders pursuant to the registration statement. Since December 10, 2001, there have been no further issuances of Common Stock to the selling shareholders, either as a result of the exercise of their conversion rights or in lieu of the payment of cash dividends.

On March 22, 2002, the Company announced that it had filed a voluntary petition for reorganization under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division. Following the Company's filing of the voluntary petition, the Company ceased filing periodic reports as required under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). In light of the bankruptcy filing and the Company's inability to meet the reporting obligations under the Securities Exchange Act necessary to maintain the effectiveness of the Company's registration statement on this Form SB-2, the Company is filing this post-effective amendment to deregister the shares of its Common Stock that remain unissued and unsold as of the date hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-effective Amendment No. 4 to Form SB-2 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on May 29, 2002.

                                                 OPTICON MEDICAL, INC.

                                                 By: /s/ Glenn D. Brunner
                                                     ---------------------------
                                                     Glenn D. Brunner, President


         Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

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

              SIGNATURE                                   TITLE                                      DATE
         /s/  Glenn D. Brunner              President, Director                         )        May 29, 2002
         ---------------------------                                                    )
             Glenn D. Brunner               (Principal Executive Officer)               )
                                                                                        )
                                                                                        )
         *  Walter L. Sembrowich, Ph.D.     Director                                    )        May 29, 2002
         ------------------------------                                                 )
            Walter L. Sembrowich, Ph.D.                                                 )
                                                                                        )
                                                                                        )

By:      /s/ Glenn D. Brunner
         ---------------------------
         Glenn D. Brunner
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Attorney-in-fact for each of the persons indicated